Exhibit 99.1

FOR IMMEDIATE RELEASE

TENET HEALTHCARE BOARD OF DIRECTORS UNANIMOUSLY REJECTS UNSOLICITED

PROPOSAL FROM COMMUNITY HEALTH SYSTEMS

Board Determines Unsolicited $7.25 Per Share Cash Proposal Grossly Undervalues Tenet

Board of Directors Authorizes $400 Million Stock Repurchase Program

DALLAS – May 9, 2011 – Tenet Healthcare Corporation (NYSE:THC) today announced that its Board of Directors, after consulting with its independent financial and legal advisors, has unanimously determined that the revised proposal from Community Health Systems, Inc. (NYSE:CYH) to acquire all of the outstanding shares of Tenet for $7.25 per share in cash grossly undervalues the Company and is not in the best interests of Tenet or its shareholders. In making its determination, the Tenet Board considered, among other things, the opinion of Barclays Capital as of May 8, 2011 that the price proposed by Community Health is inadequate to Tenet shareholders from a financial perspective.

The Company also announced today that its Board of Directors has authorized the repurchase of up to $400 million of Tenet common stock. Shares will be repurchased at times and amounts based on market conditions and other factors. The stock repurchase program may be modified, suspended or terminated at any time.

Trevor Fetter, President and CEO of Tenet, said: “We believe that Community Health’s latest proposal does not reflect our current financial position, our 2011 Outlook, and our positive future growth prospects. As we outlined in our earnings announcement last week, we are delivering strong performance in virtually every aspect of our business – our volume trends are improving and pricing and cost trends continue to be favorable. Our first quarter results provide compelling evidence that our positive earnings trajectory is gaining momentum, and the Board and management team are confident that Tenet is on track to meet its financial and strategic objectives.

“We continue to believe that the execution of Tenet’s current business strategy will deliver greater value than Community Health’s inadequate proposal and we are not willing to enter into discussions based on many factors, including a grossly inadequate offer,” Mr. Fetter continued.

Tenet today sent the following letter to Wayne T. Smith, Chairman, President and CEO of Community Health:

May 9, 2011

Wayne T. Smith

Chairman of the Board, President and CEO

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Dear Wayne:

We are in receipt of Community Health’s proposal, dated May 2, 2011, to acquire all of the outstanding shares of Tenet for $7.25 per share in cash. After consulting with its independent financial and legal advisors, Tenet’s Board has unanimously determined that the revised proposal from Community Health grossly undervalues the Company and is not in the best interests of Tenet or its shareholders. We believe that the latest proposal fails to offer value sufficient to warrant discussions between Tenet and Community Health. In addition, as we have indicated to you previously, the Tenet Board has serious concerns about Community Health’s ability to consummate the proposed transaction.

Our Board believes that Community Health’s latest proposal does not reflect our current financial position, our strong 2011 Outlook, and our positive future growth prospects. We are confident that the execution of Tenet’s current business strategy will deliver greater value than Community Health’s inadequate proposal.

Very truly yours,

/s/ Trevor Fetter	/s/ Edward A. Kangas
Trevor Fetter	Edward A. Kangas
President and CEO	Chairman of the Board

cc:

The Board of Directors of Community Health

Rachel A. Seifert, Executive Vice President, Secretary and General Counsel

Barclays Capital is acting as financial advisor to Tenet and Gibson, Dunn & Crutcher LLP and Debevoise & Plimpton LLP are acting as Tenet’s legal counsel.

About Tenet Healthcare Corporation

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

ADDITIONAL INFORMATION

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement, accompanied by a WHITE proxy card, in connection with its 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. INVESTORS AND SHAREHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in Tenet’s Form 10-K/A, filed with the SEC on May 2, 2011, and in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. These filings and other documents can be obtained free of charge from the source indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Tenet Healthcare Corporation

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Joele Frank / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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